Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of May 22, 2006,

Among

ARGILA, LLC,

WHISKEY MERGER CORP.

And

JAMESON INNS, INC.

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TABLE OF CONTENTS

(Cont'd)

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TABLE OF CONTENTS

(Cont'd)

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INDEX OF DEFINED TERMS

TERMS	SECTION
Action	SECTION 3.12
Adverse Recommendation Change	SECTION 5.02(d)
affiliate	SECTION 9.03
Agreement	Preamble
Article 13	SECTION 2.01(d)
associate	SECTION 5.02(a)
Certificates of Merger	SECTION 1.03
Certificates	SECTION 2.02(b)
Charter Amendment	SECTION 3.04(c)
Charter Amendment Approval	SECTION 3.04(c)
Closing	SECTION 1.02
Closing Date	SECTION 1.02
Code	SECTION 2.02(g)
Company	Preamble
Company Benefit Plan	SECTION 3.10
Company Board	SECTION 3.04(b)
Company Bylaws	SECTION 3.01
Company Capital Stock	SECTION 3.03(a)
Company Charter	SECTION 3.01
Company Common Stock	First Recital
Company Disclosure Letter	ARTICLE III
Company Employee Stock Option	SECTION 6.04(a)
Company Material Adverse Effect	SECTION 9.03
Company Material Contracts	SECTION 3.17
Company Pension Plans	SECTION 3.11(b)
Company Preferred Stock	SECTION 3.03(a)
Company SAR	SECTION 6.04(a)
Company SEC Documents	SECTION 3.06(a)
Company Shareholder Approval	SECTION 3.04(c)
Company Shareholders Meeting	SECTION 6.01(b)
Company Significant Subsidiaries	SECTION 3.02(a)
Company Stock Plans	SECTION 6.04(a)
Company Subsidiaries	SECTION 3.01
Company Takeover Proposal	SECTION 5.02(g)
Confidentiality Agreement	SECTION 6.02
Consent	SECTION 3.05(b)
Contract	SECTION 3.05(a)
Corporation	EXHIBIT B
Covered Affiliate	SECTION 5.02(a)
Covered Persons	SECTION 6.06(a)
Delaware Certificate of Merger	SECTION 1.03
Determination Date	SECTION 5.02(g)
DGCL	SECTION 1.01
Dissent Shares	SECTION 2.01(d)

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INDEX OF DEFINED TERMS

TERMS	SECTION
Effective Time	SECTION 1.03
Environmental Laws	SECTION 3.16(a)
ERISA	SECTION 3.10
ERISA Affiliate	SECTION 3.10
Equity Securities	SECTION 5.02(g)
Exchange Act	SECTION 3.05(b)
Exchange Fund	SECTION 2.02(a)
Expenses	SECTION 6.07(c)
Filed Company SEC Documents	SECTION 3.06(c)
Foreign Antitrust Laws	SECTION 3.05(b)
GAAP	SECTION 3.06(b)
GBCC	SECTION 1.01
Georgia Certificate of Merger	SECTION 1.03
Governmental Entity	SECTION 3.05(b)
Hazardous Substance	SECTION 3.16(a)
HSR Act	SECTION 3.05(b)
Indemnified Party	SECTION 6.06(c)
Intellectual Property Rights	SECTION 3.19
Judgment	SECTION 3.05(a)
Law	SECTION 3.05(a)
Leased Property	SECTION 3.18(c)
Liens	SECTION 3.02
Losses	SECTION 6.06(c)
Maximum Premium	SECTION 6.06(b)
Merger	First Recital
Merger Approval	SECTION 3.04(c)
Merger Consideration	SECTION 2.01(c)
Notice Period	SECTION 8.05(b)
Order	SECTION 3.12
Outside Date	SECTION 8.01(b)(i)
Owned Real Property	SECTION 3.18(b)
Parent	Preamble
Parent Material Adverse Effect	SECTION 9.03
Participate	SECTION 5.02(a)
Paying Agent	SECTION 2.02(a)
Permits	SECTION 3.13
Permitted Liens	SECTION 3.18(n)
person	SECTION 9.03
Primary Company Executives	SECTION 3.11(f)
Principal Company Shareholders	Second Recital
Proxy Statement	SECTION 3.05(b)
Real Property	SECTION 3.18(c)
Real Property Leases	SECTION 3.18(c)
Representatives	SECTION 5.02(a)

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INDEX OF DEFINED TERMS

TERMS	SECTION
Restricted Company Shares	SECTION 3.03(a)
SEC	SECTION 3.06(a)
Securities Act	SECTION 3.06(b)
Solicitation Period End Date	SECTION 5.02(a)
Solicited Person	SECTION 5.02(a)
SOX	SECTION 3.06(e)
Sub	Preamble
subsidiary	SECTION 9.03
Superior Company Proposal	SECTION 5.02(g)
Superior Proposal Determination	SECTION 8.05(b)
Superior Proposal Notice	SECTION 8.05(b)
Surviving Corporation	SECTION 1.01
Taxes	SECTION 3.09(j)
Tax Return	SECTION 3.09(j)
Termination Fee	SECTION 6.07(b)
Transactions	SECTION 1.01
Transaction Agreements	Second Recital
Transfer Taxes	SECTION 6.09
Unpaid Dividends	SECTION 2.02(c)
Voting Agreement	Second Recital
Voting Company Debt	SECTION 3.03(a)

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of May 22, 2006 (this “Agreement”), among ARGILA, LLC, a Delaware limited liability company (“Parent”), WHISKEY MERGER CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and JAMESON INNS, INC., a Georgia corporation (the “Company”).

WHEREAS the respective Boards of Directors of Sub and the Company and the sole member of Parent have approved the merger (the “Merger”) of Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of common stock, par value $0.10 per share, of the Company (the “Company Common Stock”) not owned by Parent, Sub or the Company shall be converted into the right to receive the Merger Consideration;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent and certain shareholders of the Company (the “Principal Company Shareholders”) are entering into an agreement (the “Voting Agreement” and, together with this Agreement, the “Transaction Agreements”) pursuant to which the Principal Company Shareholders will agree to take specified actions in furtherance of the Merger; and

WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Georgia Business Corporation Code (the “GBCC”) and the Delaware General Corporation Law (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the GBCC and the DGCL. At the election of Parent, any direct or indirect wholly-owned subsidiary of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties shall execute an appropriate amendment to this Agreement in order to reflect the foregoing. The Merger, the payments of the Merger Consideration, the Charter Amendment, and the other transactions contemplated by the Transaction Agreements are referred to in this Agreement collectively as the “Transactions.”

SECTION 1.02. Closing. The closing (the “Closing”) of the Merger shall take place at the offices of O’Melveny & Myers LLP, Times Square Tower, 7 Times Square, New York, New York 10036 at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by Law, waiver by all parties) of the conditions set forth in Section 7.01, or, if on such day any condition set forth in Section 7.02 or 7.03 has not been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all of the conditions set forth in Article VII have been satisfied (or, to the extent permitted by Law, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

SECTION 1.03. Effective Time. Prior to the Closing, Parent shall prepare, and on the Closing Date or as soon as practicable thereafter Parent shall file with the Secretary of State of (i) the State of Georgia, a certificate of merger or other appropriate documents (in any such case, the “Georgia Certificate of Merger”) executed in accordance with the relevant provisions of the GBCC and shall make all other filings or recordings required under the GBCC and (ii) the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the “Delaware Certificate of Merger” and, together with the Georgia Certificate of Merger, the “Certificates of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificates of Merger are duly filed with such Secretaries of State, or at such other time as Parent and the Company shall agree and specify in the Certificates of Merger (the time the Merger becomes effective being the “Effective Time”).

SECTION 1.04. Effects. The Merger shall have the effects set forth in Section 14-2-1106 of the GBCC and Section 259 of the DGCL.

SECTION 1.05. Articles of Incorporation and Bylaws. (a) The Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended at the Effective Time to be in the form of Exhibit B, and, as so amended, such Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

SECTION 1.06. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

Effect on the Capital Stock of the

Constituent Corporations; Exchange of Certificates

SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

(a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.10 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company, Parent or Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no Merger Consideration or other consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock.

(i) Subject to Section 2.01(b) and Section 2.01(d), each issued and outstanding share (or a fraction thereof) of Company Common Stock shall be converted into the right to receive $2.97 (or the appropriate fraction thereof, in the case of a fractional share) in cash (the “Merger Consideration”).

(ii) As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with Section 2.02, without interest, and except as otherwise provided in Section 2.02(c) with respect to Unpaid Dividends.

(d) Dissent Rights. Notwithstanding anything in this Agreement to the contrary, shares (“Dissent Shares”) of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands payment of the fair value of such Dissent Shares pursuant to, and who complies in all respects with, Article 13 of the GBCC (“Article 13”) shall not be converted into Merger Consideration as provided in Section 2.01(c), but rather the holders of Dissent Shares shall be entitled to payment of the fair market value of such Dissent Shares in accordance with Article 13; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment of fair market value under Article 13 then the right of such holder to be paid the fair value of such holder’s Dissent Shares shall cease and such Dissent Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.01(c) and Unpaid Dividends as provided in Section 2.02(c). The Company shall serve prompt notice to Parent of any demands received by the Company for payment of the fair value of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

SECTION 2.02. Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably satisfactory to the Company to act as paying agent (the “Paying Agent”) for the payment of Merger Consideration upon surrender of certificates representing Company Common Stock. At the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent all the cash necessary to pay for the shares of Company Common Stock converted into the right to receive cash pursuant to Section 2.01(c) (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (or, in the case of certificates that represent shares of Signature Inns, Inc. which have not as of the Effective Time been surrendered for certificates representing shares of Company Common Stock, the right to receive shares of Company Common Stock) whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Subject to Section 2.01(d) and except as otherwise provided with respect to Unpaid Dividends in Section 2.02(c), until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender Merger Consideration as contemplated by this Section 2.02. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with (and not in violation of) the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time (collectively, “Unpaid Dividends”), and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration.

(e) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered immediately prior to such date on which Merger Consideration in respect of such Certificate would irrevocably escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest or (iii) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s, a division of The McGraw Hill Companies, or a combination thereof; provided that, in any such case, no such instrument shall have a maturity exceeding three months from the date of the investment therein. Any interest and other income resulting from such investments shall be the property of and shall be paid to Parent.

(g) Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as Parent determines in its sole discretion may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of Federal, state, local or foreign tax Law.

(h) Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if reasonably required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen, defaced or destroyed Certificate the Merger Consideration with respect to each share of Company Common Stock formerly represented by such Certificate.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent and Sub that, except as set forth in the disclosure letter, dated as of the date of this Agreement, from the Company to Parent and Sub (the “Company Disclosure Letter”) or in any Filed Company SEC Document:

SECTION 3.01. Organization, Standing and Power. Each of the Company and each of its subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized other than defects in such organization, existence or good standing that, individually and in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, and has full corporate, limited liability or partnership power and authority and possesses all material governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such power and authority, franchises, licenses, permits, authorizations and approvals the lack of which, individually and in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary or the failure to so qualify would reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent prior to the date of this Agreement true and complete copies of the Amended and Restated Articles of Incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), and the Amended and Restated Bylaws of the Company, as amended to the date of this Agreement (as so amended, the “Company Bylaws”), and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended through and in effect as of the date of this Agreement.

SECTION 3.02. Company Subsidiaries; Equity Interests. (a) Section 3.02(a) of the Company Disclosure Letter lists each of the Company’s significant subsidiaries (as that term is defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC, herein referred to as the “Company Significant Subsidiaries”) and its jurisdiction of organization. All the outstanding shares of capital stock of each Company Significant Subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth in the Company Disclosure Letter, are as of the date of this Agreement owned by the Company free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”).

(b) Except for its interests in the Company Subsidiaries and except for the ownership interests set forth in Section 3.02(b) of the Company Disclosure Letter, the Company does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person, other than investments in short-term debt securities.

SECTION 3.03. Capital Structure. (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share (“Company Preferred Stock” and together with the Company Common Stock, the “Company Capital Stock”). At the close of business on May 18, 2006, (i) 57,834,890 shares of Company Common Stock (which number includes up to 996,000 shares of unvested restricted Company Common Stock (the “Restricted Company Shares”)) and no shares of Company Preferred Stock were issued and outstanding, (ii) 0 shares of Company Common Stock were held by the Company in its treasury, (iii) 869,900 shares of Company Common Stock were subject to outstanding Company Employee Stock Options and 262,494 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans in each case subject to adjustments required to be made on the terms set forth in the agreements governing the Company Employee Stock Options and the Company Stock Plans, (iv) the Company was obligated to issue up to a maximum of 14,975,379 shares of Company Common Stock pursuant to the terms of the Company’s 7.0% Convertible Senior Subordinated Notes due 2010 (assuming the Closing Date is July 30, 2006) and (v) 2,749,206 shares of Company Common Stock were reserved for issuance pursuant to the Company’s Stock Awards Program subject to adjustments required to be made on the terms set forth in the Company’s Stock Awards Program. Except as set forth above, at the close of business on May 18, 2006, no shares of capital stock or other voting securities of the Company were, and, immediately prior to the Effective Time no shares of capital stock or other voting securities of the Company will be, issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights linked to the price of Company Common Stock and granted under any Company Stock Plan that were not granted in tandem with a related Company Employee Stock Option. All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the GBCC, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or otherwise bound. All shares of Company Common Stock issued under the Company’s Stock Awards Program have been offered, issued and sold pursuant to a registration statement declared effective by the U.S. Securities and Exchange Commission and for which no stop order or investigation is pending. Except as set forth in Section 3.03(a) of the Company Disclosure Letter, there are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or, except for the Company’s 7.0% Convertible Senior Subordinated Notes due 2010, convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). Except as set forth above or in Section 3.03(a) of the Company Disclosure Letter, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (x) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Company Subsidiary or any Voting Company Debt, (y) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (z) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company Capital Stock. There are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary. The Company does not have in place, and is not subject to, a shareholder rights plan, “poison pill” or similar plan or instrument.

SECTION 3.04. Authority; Execution and Delivery; Enforceability. (a) The Company has all requisite corporate power and authority to execute and deliver the Transaction Agreements to which it is a party and to consummate the Transactions. The execution and delivery and performance by the Company of each Transaction Agreement to which it is a party and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Shareholder Approval. The Company has duly executed and delivered each Transaction Agreement to which it is a party, and each Transaction Agreement to which it is a party constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b) The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, duly and unanimously (with one director absent) adopted resolutions (i) adopting this Agreement and the other Transaction Agreements to which it is a party, the Merger, the Charter Amendment and the other Transactions, (ii) determining that the terms of the Merger, the Charter Amendment and the other Transactions are fair to and in the best interests of the Company and its shareholders and (iii) recommending that the Company’s shareholders approve this Agreement, the Merger and the Charter Amendment. The Company is not subject to Parts 2 and 3 of Article 11 of the GBCC. To the knowledge of the Company, no state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement and the other Transaction Agreements to which it is a party, the Merger or any other Transaction.

(c) The only vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement, the Charter Amendment and the Merger is (i) approval of an amendment to the Company Charter in substantially the form of Exhibit A (the “Charter Amendment”) by a majority of the votes entitled to be cast on the amendment by the holders of outstanding shares of Company Common Stock (the “Charter Amendment Approval”) and (ii) the approval of this Agreement by a majority of all the votes entitled to be cast by the holders of outstanding shares of Company Common Stock (the “Merger Approval” and, together with the Charter Amendment Approval, the “Company Shareholder Approval”).

SECTION 3.05. No Conflicts; Consents. (a) Except as set forth in Section 3.05(a) of the Company Disclosure Letter, the execution and delivery and performance by the Company of each Transaction Agreement to which it is a party do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b) and the receipt of the Company Shareholder Approval, any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Law”) applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clause (ii) above, any Contract that is not material to the Company and the Company Subsidiaries taken as a whole, or, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental entity or instrumentality, domestic or foreign (a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any Company Significant Subsidiary in connection with the execution, delivery and performance of any Transaction Agreement to which it is a party or the consummation of the Transactions, other than (i) (A) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (B) compliance with any mandatory pre-merger notification and approval requirements under any foreign (non-US) antitrust or competition laws (“Foreign Antitrust Laws”), (ii) the filing with the SEC of (A) a proxy or information statement relating to the Charter Amendment and the adoption of this Agreement by the Company’s shareholders (the “Proxy Statement”), and (B) such reports under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement, the Merger and the other Transactions, (iii) the filing of the Charter Amendment and the Certificates of Merger with the Secretary of State of the State of Georgia or the State of Delaware, as applicable, and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) any filings or notifications required under the listing standards of the Nasdaq National Market, and (v) such items that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or are set forth in Section 3.05(b) of the Company Disclosure Letter. The aggregate fair market value of the “non-exempt assets” (as such term is used for purposes of 16 C.F.R. 802.4) of the Company and the Company Subsidiaries is less than $56,700,000.

SECTION 3.06. SEC Documents; Undisclosed Liabilities.

(a) The Company has filed all reports, schedules, forms, and statements required to be filed by the Company with the Securities and Exchange Commission (the “SEC”) since

December 31, 2005 (such documents, together with any documents filed during such period by the Company with the SEC on a voluntary basis on Form 8-K, the “Company SEC Documents”).

(b) As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Except as set forth in the Company SEC Documents (excluding any disclosure set forth in any risk factor section and/or in any section relating to forward-looking statements) filed and publicly available prior to the date hereof (the “Filed Company SEC Documents”), as of the date of this Agreement neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), whether or not required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto, other than any such liabilities or obligations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(d) None of the Company Subsidiaries is, or has at any time been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(e) Each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents, and, to the knowledge of the Company, the statements contained in such certifications are true and correct. For purposes of the preceding sentence hereof, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX except as may have been in existence prior to the effective date of Section 402 of SOX.

(f) Except as set forth in Section 3.06(f) of the Company Disclosure Letter, the Company has not received any oral or written notification of a ”material weakness” in the

Company’s internal controls over financial reporting, and, to the knowledge of the Company, there is no set of circumstances that would reasonably be expected to result in a “material weakness” in the internal controls over financial reporting of the Company or any of its Subsidiaries that is required to file reports with the SEC under the Exchange Act. For purposes of this Agreement, the term “material weakness” shall have the meaning assigned to it in the Public Company Accounting Oversight Board’s Auditing Standard 2, as in effect on the date hereof.

(g) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(h) To the knowledge of the Company, the Company is in material compliance with the applicable provisions of SOX, the rules and regulations of the SEC adopted in connection therewith, and the applicable listing standards and corporate governance rules of the Nasdaq National Market.

SECTION 3.07. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference therein.

SECTION 3.08. Absence of Certain Changes or Events. Except as disclosed in Section 3.08 of the Company Disclosure Letter or the Filed Company SEC Documents, since December 31, 2005, the Company has conducted its business only in the ordinary course consistent with past practice, and during such period there has not been:

(a) any change, effect, event, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Capital Stock or any repurchase for value by the Company of any Company Capital Stock;

(c) any split, combination or reclassification of any Company Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock;

(d) (i) any granting by the Company or any Company Subsidiary to any director, officer or employee of the Company or any Company Subsidiary of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of December 31, 2005, (ii) any granting by the Company or any Company Subsidiary to any such director, officer or employee of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of December 31, 2005, or (iii) any entry by the Company or any Company Subsidiary into, or any amendment of, any employment, severance or termination agreement with any such director, officer or employee;

(e) any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company;

(f) any material elections with respect to Taxes by the Company or any Company Subsidiary or settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund;

(g) any capital expenditures; or

(h) any damage, destruction or loss, whether or not covered by insurance, that, individually or in the aggregate, has had a Company Material Adverse Effect.

SECTION 3.09. Taxes.

(a) Each of the Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all material Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. All material Taxes shown to be due on such Tax Returns, or otherwise owed, have been paid. No claim has ever been made in writing by a Governmental Entity in a jurisdiction where any of the Company and the Company Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b) The most recent audited consolidated financial statements contained in the Filed Company SEC Documents reflect an adequate reserve for all material Taxes payable by the Company and the Company Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. Since the date of the most recent audited consolidated financial statements contained in the Filed Company SEC Documents, neither the Company nor any of the Company Subsidiaries has incurred any liability for material Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary and no requests for waivers of the time to assess any such Taxes are pending.

(c) The Federal income Tax Returns of the Company and each Company Subsidiary consolidated in such Tax Returns have been examined by and settled with the United States Internal Revenue Service, or have closed by virtue of the expiration of the relevant statute of limitations, for all years prior to and including 2001. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(d) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any Company Subsidiary. Except as disclosed in Section 3.09(d) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is bound by any agreement with respect to Taxes.

(e) Other than customary contractual provisions in financing and commercial agreements entered into in the ordinary course of business consistent with past practice, there are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving any of the Company and the Company Subsidiaries other than agreements solely between the Company and the Company Subsidiaries.

(f) None of the Company and the Company Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company). None of the Company and the Company Subsidiaries has any liability for the Taxes of any Person (other than Taxes of the Company and the Company Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise, except, in the case of clauses (ii), (iii) and (iv), pursuant to customary contractual provisions in financing and commercial agreements entered into in the ordinary course of business consistent with past practice.

(g) Except as disclosed in Section 3.09(g) of the Company Disclosure Letter, each of the Company and the Company Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(h) Neither the Company nor any of the Company Subsidiaries has distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997, and neither the stock of the Company nor the stock of any of the Company Subsidiaries has been distributed in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997.

(i) Neither the Company nor any of the Company Subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(j) For purposes of this Agreement:

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property (real or personal), sales, use, capital stock, payroll, employment, occupation, severance, disability, premium, environmental (including taxes under Code Section 59A), social security, workers’ compensation, estimated, unemployment compensation or net worth; alternative or add-on minimum; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Tax Return” means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

SECTION 3.10. Absence of Changes in Benefit Plans. Except as disclosed in the Filed Company SEC Documents or in Section 3.10 of the Company Disclosure Letter, from December 31, 2005, there has not been any adoption or amendment in any material respect by the Company or any Company Subsidiary of any Company Benefit Plans. As used herein, “Company Benefit Plan” means any bonus, pension, profit sharing, employment, consulting, indemnification, severance, change of control, termination, compensation, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, equity-based retirement, paid time off, severance, disability, death benefit, hospitalization, health, cafeteria, flexible spending, tuition assistance, welfare or other plan, agreement, arrangement or understanding (whether or not legally binding) providing for compensation or benefits (a) established, maintained, sponsored, or contributed to (or with respect to which any obligation to contribute has been undertaken) within the last six complete calendar years by the Company or any entity that would be deemed a “single employer” with the Company or any Company Subsidiary under Section 414 of the Code or Section 4001 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (an “ERISA Affiliate”) on behalf of any employee, director, or shareholder of the Company or any Company Subsidiary (whether current, former or retired) or their beneficiaries or (b) with respect to which the Company, any Company Subsidiary or any ERISA Affiliate has or has had any obligation to on behalf of any such employee, director, shareholder, or beneficiary. Except as disclosed in the Filed Company SEC Documents or in Section 3.10 of the Company Disclosure Letter, there are no employment, consulting, indemnification, severance, change of control or termination agreements or arrangements between the Company or any Company Subsidiary on the one hand, and any current or former employee, officer or director of the Company or any Company Subsidiary on the other hand, nor does the Company or any Company Subsidiary have any general severance plan or practice.

SECTION 3.11. ERISA Compliance; Excess Parachute Payments.

(a) Section 3.11(a) of the Company Disclosure Letter contains a list and a brief description of all Company Benefit Plans. To the knowledge of the Company, each Company Benefit Plan has been administered in compliance with its terms and applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to Parent true, complete and correct copies of (i) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plan, a description thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required and (iv) each trust agreement and group annuity contract relating to any Company Benefit Plan.

(b) Except as disclosed in the Filed Company SEC Documents or in Section 3.11(b) of the Company Disclosure Letter, all Company Pension Plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Company Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened nor, to the knowledge of the Company, has any such Company Pension Plan been operated or amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs. As used herein, “Company Pension Plan” means any Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA).

(c) Except as disclosed in Section 3.11(c) of the Company Disclosure Letter, no Company Pension Plan is, or in the past six complete calendar years has been, subject to Title IV of ERISA or Section 412 of the Code. None of the Company, any Company Subsidiary, any officer of the Company or any of the Company Subsidiaries or any of the Company Benefit Plans that are subject to ERISA, including the Company Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that would subject the Company, any Company Subsidiary or any officer of the Company or any Company Subsidiary to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(l) of ERISA, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) With respect to any Company Benefit Plan that is an employee welfare benefit plan, except as disclosed in Section 3.11(d) of the Company Disclosure Letter, (i) no such Company Benefit Plan is funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code) or otherwise, (ii) each such Company Benefit Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code), complies with the applicable requirements of Section 4980B(f) of the Code and (iii) no such Company Benefit Plan obligates the Company or any Company Subsidiary to provide coverage to former employees, officers or directors except as may be required under Part 6 of Title I of ERISA and at the sole expense of the participant and the participant’s beneficiary.

(e) Except as disclosed in Section 3.11(e) of the Company Disclosure Letter, the execution and delivery by the Company of each Transaction Agreement to which it is a party do not, and the consummation of the Charter Amendment, the Merger and the other Transactions and compliance with the terms hereof and thereof will not (whether alone or in combination with another event) (i) entitle any employee, officer or director of the Company or any Company Subsidiary to severance pay, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or (iii) result in any breach or violation of, or a default under, any Company Benefit Plan, except as would not reasonably be expected to have a Company Material Adverse Effect.

(f) Other than payments that may be made to the persons listed in Section 3.11(f) of the Company Disclosure Letter (the “Primary Company Executives”), any amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any other Transaction by any employee, officer or director of the Company or any of its affiliates who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan currently in effect would not be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). Set forth in Section 3.11(f) of the Company Disclosure Letter is (i) the estimated maximum amount that would be paid to each Primary Company Executive as a result of the Merger and the other Transactions under all employment, severance and termination agreements, other compensation arrangements and Company Benefit Plans currently in effect and (ii) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each Primary Company Executive calculated as of the date of this Agreement.

(g) Full payment has been made of all amounts that are required under each Company Benefit Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Company Benefit Plan ended on or before the date of this Agreement and all periods subsequent thereto. All bonuses payable to employees of any Company or Company Subsidiary with respect to performance in periods including all or a portion of calendar year 2005 and 2006 have been fully paid.

(h) Except as set forth in Section 3.11(h) of the Company Disclosure Letter, none of the Company, any Company Subsidiary, any ERISA Affiliate or, to the knowledge of the Company, any officer or employee thereof, has made any promises or commitments, whether legally binding or not, to create any additional plan, agreement, or arrangement, or to modify or change any existing Company Benefit Plan (other than a modification or change required by ERISA or the Code).

(i) All Company Employee Stock Options and Company SARs were granted with a per-share exercise price at least equal to the fair market value of an underlying share of Company Common Stock on the date of grant.

(j) To the knowledge of the Company, no Company Benefit Plan is under audit or investigation by any Governmental Entity, no Governmental Entity has given notice of its intention to commence an audit or investigation, and no such completed audit, if any, has resulted in the imposition of any tax or penalty, except as would not reasonably be expected to have a Company Material Adverse Effect. No Company Benefit Plan is funded through an offshore trust.

(k) Except as set forth in Section 3.11(k) of the Company Disclosure Letter, no employee of the Company or any Company Subsidiary is based outside of the United States. In addition to the foregoing, neither the Company nor any Company Subsidiary has sponsored or incurred any liability with respect to any Company Benefit Plan that is not subject to United States law.

SECTION 3.12. Litigation. Except as disclosed in the Filed Company SEC Documents or Section 3.12 of the Company Disclosure Letter, (i) there is no suit, action or proceeding (each, an “Action”) (or group of related Actions) pending or, to the knowledge of the Company, threatened against or directly affecting the Company, any Company Subsidiaries or any of the directors or officers of the Company or any of the Company Subsidiaries in their capacity as such, that would reasonably be expected to result in an adverse judgment in excess of $1,000,000 and (ii) there is no Action (or group of related Actions) pending or, to the knowledge of the Company, threatened against or directly affecting the Company, any Company Subsidiaries or any of the directors or officers of the Company or any of the Company Subsidiaries in their capacity as such, that has had or would reasonably be expected to have a Company Material Adverse Effect, if adversely determined. Neither the Company nor any Company Subsidiaries, nor, to the Company’s knowledge, any officer, director or employee of the Company or any Company Subsidiaries, has been permanently or temporarily enjoined by any order, writ, injunction or decree (each, an “Order”) of any court or Governmental Entity or any arbitral or other dispute resolution body from engaging in or continuing any conduct or practice in connection with the business, assets or properties of the Company or such Company Subsidiary, nor, to the knowledge of the Company, is the Company, any Company Subsidiary or any officer, director or employee of the Company or any Company Subsidiaries under investigation by any Governmental Entity. Except as disclosed in the Filed Company SEC Documents or in Section 3.12 of the Company Disclosure Letter, there is no Order enjoining or requiring the Company or any of the Company Subsidiaries to take any action of any kind with respect to its business, assets or properties, except as would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.13. Compliance with Applicable Laws. Except as disclosed in the Filed Company SEC Documents or in Section 3.13 of the Company Disclosure Letter, the Company and the Company Subsidiaries are in compliance with all applicable Judgments and Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in the Filed Company SEC Documents or in Section 3.13 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance in any material respect with any applicable Law. Each of the Company and the Company Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights of or with all Governmental Entities, including all authorizations under Environmental Laws (“Permits”), necessary for it to own, lease or operate its properties and assets and to carry on its business and operations as now conducted, except where the failure to obtain any such Permit, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. There has occurred no default under, or violation of, any such Permit, except for defaults under, or violations of, Permits, except where such default or violation, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Merger, in and of

itself, would not cause the revocation or cancellation of any such Permit that is material to the Company and the Company Subsidiaries taken as a whole. This Section 3.13 does not relate to matters with respect to Taxes, which are the subject of Section 3.09.

SECTION 3.14. Brokers. No broker, investment banker, financial advisor or other person, other than JMP Securities LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a true and complete copy of all agreements between the Company and JMP Securities LLC relating to the Merger and the other Transactions. Section 3.14 of the Company Disclosure Letter sets forth a true and correct statement of the amount of all fees and expenses paid or payable to JMP Securities LLC in connection with the Merger and the other Transactions.

SECTION 3.15. Opinion of Financial Advisor. The Company has received the opinion of JMP Securities LLC, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the holders of Company Common Stock is fair to such holders from a financial point of view, a signed copy of which opinion shall be delivered to Parent as soon as reasonably practicable following the execution of this Agreement.

SECTION 3.16. Environmental Matters.

(a) Except as disclosed in the Filed Company SEC Documents or in Section 3.16 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of the Company’s or any of the Company Subsidiaries’ properties or any other properties, other than in a manner that would not, in all such cases taken individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (ii) any knowledge or reason to know of the presence of any Hazardous Substances on, under or at any of the Company’s or any of the Company Subsidiaries’ properties or any other property but arising from the Company’s or any of the Company Subsidiaries’ properties, other than in a manner that would not, in all such cases taken individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, or (iii) received any written notice (A) of any violation of any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity relating to any matter of pollution, protection of the environment, environmental regulation or control or regarding Hazardous Substances on or under any of the Company’s or any of the Company Subsidiaries’ properties or any other properties (collectively, “Environmental Laws”) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation, (B) requiring the response to or remediation of Hazardous Substances at or arising from any of the Company’s or any of the Company Subsidiaries’ properties or any other properties, or (C) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company’s or any of the Company Subsidiaries’ properties or any other properties. For purposes of this Agreement, the term “Hazardous Substance” shall mean any toxic or hazardous materials or substances, including asbestos, buried contaminants, chemicals, flammable explosives, radioactive materials, and any substances defined as, or included in the definition of, “hazardous substances”, “hazardous wastes”, “hazardous materials” or “toxic substances” under any Environmental Law. No Lien has been placed upon any of the Company’s or the Company Subsidiaries’ properties under any Environmental Law.

(b) No Environmental Law imposes any obligation upon the Company or the Company Subsidiaries arising out of or as a condition to any transaction contemplated by this Agreement, including, without limitation, any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree.

SECTION 3.17. Contracts. (a) Subsections (i) through (iv) of Section 3.17(a) of the Company Disclosure Letter contain a list of the following Contracts to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is bound (such Contracts, the “Company Material Contracts”):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any portion of the business of the Company and/or the Company Subsidiaries is or would be conducted or through which the Company and/or the Company Subsidiaries can restrict the conduct of business by any other person;

(iii) (A) any Contract for the purchase or sale of real property that is material to the Company and the Company Subsidiaries taken as a whole or (B) any lease for real property by a third person to the Company or any Company Subsidiary or by the Company or any Company Subsidiary to a third person pursuant to which the Company or any Company Subsidiary expects to pay amounts or derive revenues of $10,000 or more per annum during 2006, 2007 or 2008;

(iv) any Contract that provides for remaining annual consideration or revenue in an amount in excess of $100,000;

(v) any Contract of the Company or any Company Subsidiary (A) evidencing indebtedness for borrowed money of the Company or any Company Subsidiary; (B) guaranteeing any such indebtedness of another person; (C) constituting debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary; (D) guaranteeing any debt securities of another person; (E) constituting a “keep well” or other agreement to maintain any financial statement condition of another person or (F) having the economic effect of any of the foregoing; and

(vi) any Contract with any director, executive officer or affiliate of the Company or any of the Company Subsidiaries.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries that is a party to a Company Material Contract has performed all obligations to be performed by it under such Company Material Contract.

(c) Except as set forth in Section 3.17(c) of the Company Disclosure Letter, each Company Material Contract is a valid and binding agreement, is in full force and effect, is enforceable by the Company or the Company Subsidiary that is a party thereto against each other party thereto in accordance with its terms. To the knowledge of the Company, each other party to a Company Material Contract is not in default or in breach in any material respect of any such Company Material Contract.

(d) Section 3.17(d) of the Company Disclosure Letter sets forth a complete and correct schedule of all amounts owing as of the date hereof under each of the Company Material Contracts listed or required to be listed in Section 3.17(a)(v) of the Company Disclosure Letter, together with the per annum interest rate and the maturity date.

SECTION 3.18. Properties. (a) Except as set forth in Section 3.18(a) of the Company Disclosure Letter, each of the Company and each of the Company Subsidiaries has good, valid and marketable title to, or valid leasehold interests in, all of its properties and assets free and clear of all Liens except for Permitted Liens. The assets, and properties owned, leased or licensed by the Company and such Company Subsidiaries include all assets, properties and interests in properties (tangible and intangible) reasonably necessary to enable the Company and the Company Subsidiaries to carry on the Company’s business as presently conducted and as presently proposed to be conducted.

(b) Section 3.18(b) of the Company Disclosure Letter contains a true, correct and complete list of all real property owned by the Company and each of the Company Subsidiaries and the full name of the title holder of such real property (the “Owned Real Property”). Each of the Company and the Company Subsidiaries have good and marketable title to its Owned Real Property free and clear of all Liens other than Permitted Liens.

(c) Section 3.18(c) of the Company Disclosure Letter contains a true, correct and complete list of all real property in which the Company or any Company Subsidiaries owns or has a leasehold interest (the “Leased Property”, and together with the Owned Real Property, the “Real Property”) held under leases, subleases, licenses and/or other types of occupancy agreements (the “Real Property Leases”). No consent of any lessor under any Real Property Lease is required to consummate the transactions contemplated hereby. Each Real Property Lease is in full force and effect and constitutes a valid and binding obligation of the lessor and the Company or the Company Subsidiaries. No material default exists on the part of the lessor or the Company and its Company Subsidiaries under any Real Property Lease. Other than as set forth on Section 3.18(c) of the Company Disclosure Letter, none of the Real Property Leases has been amended, modified, supplemented or superseded. No rents under any Real Property Lease have been prepaid, except for the current month’s rent. Except as set forth on Section 3.18(c) of the Company Disclosure Letter, no Person has any outstanding option, right of first offer or right of first refusal to purchase any Real Property. The information set forth on Section 3.18(c) of the Company Disclosure Letter regarding (i) the expiration date of each Real Property Lease, (ii) the current monthly base rent payable by the Company or a Company Subsidiary for each Real Property Lease, and (iii) the security deposit held by the lessor for each Real Property Lease, is true, correct and complete in all material respects.

(d) The Real Property constitutes all real properties used or occupied by the Company and the Company Subsidiaries in connection with their business.

(e) No zoning or similar land use restrictions are currently in effect or, to knowledge of the Company, proposed by any Governmental Entity that would impair the operation of the Company’s or any Company Subsidiary’s business as currently conducted or which would impair the use, occupancy and enjoyment of any of the Real Property in any material respect. To the knowledge of the Company, all of the Real Property is in material compliance with all applicable zoning or similar land use restrictions, building code requirements, and subdivision requirements of all Governmental Entities having jurisdiction thereof and with all recorded restrictions, covenants and conditions affecting any of such Real Property. The Company has not received any notice from any person with regard to (i) encroachments on or off the real property owned or leased by the Company or any Company Subsidiary, (ii) violations of building codes, zoning regulations, subdivision covenants, or (iii) material defects in the good, valid and marketable title of the real property owned or leased by the Company or any Company Subsidiary. No claim or right of adverse possession by any third party has been claimed or, to knowledge of the Company, threatened with respect to the real property owned or leased by the Company or any Company Subsidiary. No portion of the real property owned or leased by the Company or any Company Subsidiary is subject to any pending sale, condemnation, expropriation or taking (by eminent domain or otherwise) by any Governmental Entity, and no such sale, condemnation, expropriation or taking been proposed or, to knowledge of the Company, threatened.

(f) Each of the Company and each of the Company Subsidiaries has complied in all material respects with the terms of all leases to which it is a party and all such leases are in full force and effect. Each of the Company and each of the Company Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

(g) Sections 3.18(g)(i) to (iv) of the Company Disclosure Letter sets forth the name, address and owner of (i) each Jameson Inn owned by the Company or any Company Subsidiary, (ii) each Signature Inn owned by the Company or any Company Subsidiary, (iii) each inn that is franchised by the Company or any Company Subsidiary and (iv) each other material property not included in clauses (i) to (iii) above that is owned or used by the Company or any Company Subsidiary.

(h) For purposes of this Agreement, “Permitted Liens” means: (a) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which there are adequate reserves on the books; (b) mechanic’s, materialman’s, supplier’s, vendor’s or similar liens not exceeding $100,000 and arising in the ordinary course of business; (c) zoning, building and other similar restrictions that do not, individually or in the aggregate, materially interfere with the value or current use of any real property; (d) any easement, covenant, right-of-way or other similar restriction recorded in the appropriate recorder’s office in each case that does not materially detract from the value of any real property or materially interfere with the use thereof; and (e) any Lien securing existing indebtedness of the Company or a Company Subsidiary.

SECTION 3.19. Intellectual Property. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, “Intellectual Property Rights”) that are used in or reasonably necessary for the conduct of the business of the Company and the Company Subsidiaries taken as a whole. Section 3.19 of the Company Disclosure Letter sets forth a description of all Intellectual Property Rights that are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole. No claims are pending or, to the knowledge of the Company, threatened that the Company or any of the Company Subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of the Company, no person is infringing the rights of the Company or any of the Company Subsidiaries with respect to any Intellectual Property Right.

SECTION 3.20. Labor Matters. There are no collective bargaining or other labor union agreements to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound. To the best knowledge of the Company, since January 1, 2005 neither the Company nor any of its subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts. No election or proceeding relating to the labor relations of the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened and, except as would not reasonably be expected to have a Company Material Adverse Effect, no unfair labor practice charge or grievance has been filed against or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has had any union activity or any labor dispute at any time since December 31, 2005. There have been no “plant closings” or “mass layoffs” under the WARN Act. To the knowledge of the Company, there are no charges or complaints, of (a) unlawful harassment or discrimination, (b) failure to pay wages or benefits owed, or (c) any other material labor or employment controversies of any kind, pending or threatened between the Company or any Company Subsidiary and any of their respective employees or their representatives.

SECTION 3.21. Affiliate Transactions. Except as disclosed in the Filed Company SEC Documents or in Section 3.21 of the Company Disclosure Letter, since December 31, 2005, there are and have been no transactions, arrangements, understandings or Contracts between the Company and the Company Subsidiaries, on the one hand, and (i) its affiliates (other than its wholly-owned Company Subsidiaries) or (ii) persons with whom such transaction, arrangement, understanding or Contract would be required to be disclosed under Item 404 of Regulation S-K of the SEC, in each case, on the other hand.

SECTION 3.22. REIT Status. Effective January 1, 2004, the Company ceased to qualify as, and is not currently, a Real Estate Investment Trust within the meaning of the Code and the regulations promulgated thereunder.

ARTICLE IV

Representations and Warranties of Parent and Sub

Parent and Sub, jointly and severally, represent and warrant to the Company as follows:

SECTION 4.01. Organization, Standing and Power. Each of Parent and Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate or limited liability company power and authority, as applicable, to conduct its businesses as presently conducted, except where the failure to be so organized, validly existing or in good standing or have such authority, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Sub is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary or the failure to so qualify has had or would reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.02. Interim Operations of Sub. Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of the Transaction Agreements to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

SECTION 4.03. Authority; Execution and Delivery; Enforceability. (a) Each of Parent and Sub has all requisite corporate or limited liability company power and authority, as applicable, to execute and deliver the Transaction Agreements to which it is a party and to consummate the Transactions. The execution and delivery and performance by each of Parent and Sub of each Transaction Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate or limited liability company action, as applicable, on the part of Parent and Sub. Parent, as sole shareholder of Sub, has adopted this Agreement. Each of Parent and Sub has duly executed and delivered each Transaction Agreement to which it is a party, and each such Transaction Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b) The sole member of Parent, pursuant to a written consent action executed in accordance with the Delaware Limited Liability Company Act, approved this Agreement and the other Transaction Agreements, the Merger and the other Transactions. The Board of Directors of Sub, pursuant to a written consent action executed in accordance with the DGCL, approved this Agreement and the other Transaction Agreements, the Merger and the other Transactions.

SECTION 4.04. No Conflicts; Consents. (a) The execution, delivery and performance by each of Parent and Sub of each Transaction Agreement to which it is a party, do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub under, any provision of (i) the articles of incorporation or bylaws (or comparable charter or organizational documents) of Parent or Sub,

(ii) any Contract to which Parent or Sub is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent or Sub or their respective properties or assets, other than in the case of clauses (ii) or (iii) above, any such items that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent or Sub in connection with the execution, delivery and performance of any Transaction Agreement or the consummation of the Transactions, other than (i) (A) compliance with and filings under the HSR Act, and (B) compliance with any mandatory pre-merger notification and approval requirements under any Foreign Antitrust Laws, (ii) the filing with the SEC of (A) the Proxy Statement and (B) such reports under Sections 13 and 16 of the Exchange Act, as may be required in connection with this Agreement and the other Transaction Agreements, the Merger and the other Transactions, (iii) the filing of the Charter Amendment and the Certificates of Merger with the Secretary of State of the State of Georgia or the State of Delaware, as applicable, and (iv) such other items that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.05. Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 4.06. Financing. Parent has immediate access to sufficient funds as are necessary for payment of the Merger Consideration and to satisfy all of its and Sub’s obligations under this Agreement.

ARTICLE V

Covenants Relating to Conduct of Business

SECTION 5.01. Conduct of Business.

(a) Conduct of Business by the Company. From the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct its business in the usual and ordinary course substantially in the same manner as previously conducted; preserve the present material business operations, organizations and goodwill; and maintain its books, accounts and records in the ordinary course, on a basis consistent in all material respects with past practice. In addition, and without limiting the generality of the foregoing, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed (except in the case of clauses (ix) and (xv) below, which consent shall be in the sole discretion of Parent)):

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) issue, deliver, sell or grant (A) any shares of its capital stock, except as such transactions are required pursuant to the Company’s Stock Awards Program in the ordinary course consistent with past practice, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Company Common Stock upon the exercise of Company Employee Stock Options outstanding on the date of this Agreement and in accordance with their present terms;

(iii) amend its articles of incorporation, bylaws or other comparable charter or organizational documents, except as may be contemplated by the terms hereof;

(iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any equity interest in or business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole;

(v) (A) grant to any employee, officer or director of the Company or any Company Subsidiary any increase in compensation, except in the ordinary course of business consistent with prior practice or to the extent required under employment agreements in effect as of December 31, 2005, (B) grant to any employee, officer or director of the Company or any Company Subsidiary any increase in severance or termination pay, except to the extent required under any agreement in effect as of December 31, 2005, (C) except as disclosed in Section 5.01(v)(C) of the Company Disclosure Letter, enter into any employment, consulting, indemnification, severance or termination agreement with any such employee, officer or director, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Benefit Plan or (E) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Company Benefit Plan;

(vi) (A) make any change in Tax, financial or other accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may be required by a change in GAAP or (B) write up, write down or write off the book value of any assets of the Company or any Company Subsidiary;

(vii) sell, lease (as lessor), license or otherwise dispose of or subject to any Lien (A) any Jameson Inn, Signature Inn or inn that is franchised by the Company or a Company Subsidiary or (B) any properties or assets that (x) are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole or (y) are in excess of $1,000,000 individually;

(viii) (A) incur any indebtedness for borrowed money, except for draws under the Company’s existing current credit facility in the ordinary course of business consistent with past practices (which for this purpose shall take into account the timing and amount of such draws and the uses of such draws during such times), or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term trade payables incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company;

(ix) make or agree or commit to make any new capital expenditure or expenditures other than capital expenditures that (A) have been committed and/or paid for as of the date hereof (which the parties agree shall not in any event exceed $14,300,000 for the period from January 1, 2006 to the date hereof), (B) shall not exceed $700,000 in the aggregate or (C) are necessary repairs to properties consistent with past practice;

(x) make or change any material Tax election or settle or compromise any material Tax liability or refund;

(xi) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred in the ordinary course of business consistent with past practice, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value, (C) settle any Action requiring payments in excess of $100,000 or that would in any manner restrict the operation of the business of the Company or any Company Subsidiary or (D) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement listed in Section 3.17(a)(ii) of the Company Disclosure Letter;

(xii) (A) make any material increase in staffing levels at the Company’s headquarters over those in effect on the date hereof or (B) make any material increase in staffing levels outside the Company’s headquarters other than in the ordinary course of business consistent with past practice;

(xiii) enter into a new line of business or make any material change in the line of business in which it engages as of the date of this Agreement;

(xiv) (A) amend, modify, waive, renew or terminate any Company Material Contact or any provision thereof, (B) enter into, amend, modify, waive, renew or terminate any Contract with any affiliate of the Company or a Company Subsidiary or (C) enter into any Contract that (x) if entered into prior to the date hereof, would constitute a Company Material Contract, (y) would be required to be filed as an Exhibit to Form 10-K under the Exchange Act or (z) would represent a Contract with the Company or a Company Subsidiary with an annual dollar amount received or paid in excess of $50,000 or an aggregate dollar amount of $100,000;

(xv) purchase or otherwise acquire, or enter into any Contract to purchase or otherwise acquire, any real property (unless such Contract is expressly conditioned on the consent of Parent as contemplated hereby); or

(xvi) authorize any of, or commit or agree to take any of, the foregoing actions.

(b) Other Actions. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would reasonably be expected to result in any condition to the Merger set forth in Article VII not being satisfied.

(c) Advice of Changes. The Company and Parent shall promptly advise the other orally and in writing of any change or event that would reasonably be expected to have a material adverse effect on such party.

(d) Tax Matters. Prior to the Closing, the Company shall provide certifications of non-foreign status as defined in Treasury Regulations Section 1.1445-2(b)(2), duly executed by each of the Company’s shareholders who owns more than 5% of the total fair market value of the Company’s Common Stock within the meaning of Code Section 897(c)(3), that is reasonably satisfactory to Parent for purposes of permitting Parent to determine that there are no withholding obligations under Treasury Regulations Section 1.1445-2. Any failure to provide such certificates within 30 days prior to the Closing shall result in withholding tax under Section 1445 of the Code.

SECTION 5.02. No Solicitation.

(a) During the period beginning on the date of this Agreement and continuing until 12:01 a.m. (EST) on the date that is 25 days after the execution of this Agreement (the “Solicitation Period End Date”), the Company and any officer, director or employee of, or any investment banker, attorney or other advisor or representative (collectively, “Representatives”) of, the Company or any Company Subsidiary shall be permitted to (i) directly or indirectly through another person solicit, initiate or encourage the submission of a Company Takeover Proposal and (ii) directly or indirectly through another person participate in discussions or negotiations regarding, and furnish to any person information with respect to, and take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, a Company Takeover Proposal; provided, however, that (A) the Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize or permit any Representative of the Company or any Company Subsidiary to, provide to any person any non-public information (other than any immaterial non-public information) with respect to the Company or any Company Subsidiary without first entering into a confidentiality agreement with such person which is not less restrictive than the Confidentiality Agreement; (B) the Company shall promptly provide to Parent any non-public information concerning the Company or any Company Subsidiary that is provided to such person or its Representatives which was not previously provided to Parent; (C) in no event shall the Company, any Company Subsidiary or their respective Representatives engage in any of the actions described in clause (i) or clause (ii) above with more than seven persons (it being understood that the term “person” for this purpose may not include any person who is a Covered Affiliate nor may any such Covered Affiliate Participate in such “person” or a Company Takeover Proposal made by such “person”) (each of such seven persons, a “Solicited Person”); and (D) the Company shall notify Parent in writing, on a reasonably prompt basis, of the identity of each Solicited Person. The term “Covered Affiliate” means each of Thomas W. Kitchin and Craig R. Kitchin, and each of their respective affiliates or associates other than the Company. The term “Participate” shall mean, with respect to a Covered Affiliate’s participation or involvement, directly or indirectly, in any person (or any affiliate or associate thereof) making or contemplating a Company Takeover Proposal or in any Company Takeover Proposal, (x) the participation or involvement in such person (or its affiliates or associates) or such Company Takeover Proposal whether through equity, debt investment or other investment (or other means of prospective financial gain), employment, consulting, advisory, management or similar relationship (including as a director or executive officer or other relationship of any influence whatsoever) or otherwise and/or (y) having an agreement, arrangement or understanding with respect to, or having discussions with respect to, any of the matters in clause (x). The term “associate” has the meaning assigned to such term in Rule 12b-2 of the Exchange Act.

(b) Subject to Section 5.02(c), from the Solicitation Period End Date until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, the Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize or permit any Representative of, the Company or any Company Subsidiary to, (i) directly or indirectly through another person solicit, initiate or encourage the submission of any Company Takeover Proposal, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal, (ii) enter into any agreement with respect to any Company Takeover Proposal or (iii) directly or indirectly through another person participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any Company Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any Company Subsidiary, whether or not such person is purporting to act on behalf of the Company or any Company Subsidiary or otherwise, shall be deemed to be a breach of this Section 5.02(b) by the Company. Subject to Section 5.02(c), on the Solicitation Period End Date, the Company shall immediately cease any existing solicitation, encouragement, discussion, negotiation or other action permitted by Section 5.02(a) conducted by the Company, any Company Subsidiary or any of their respective Representatives regarding any proposal that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal.

(c) Notwithstanding anything to the contrary in Section 5.02(b), from the Solicitation Period End Date and prior to the receipt of the Company Shareholder Approval, the Company may, in response to an unsolicited Company Takeover Proposal which did not result from a breach of Section 5.02(b), or a solicited Company Takeover Proposal which did not result from a breach of Section 5.02(a), and which, in either case, the Company Board determines, in good faith, after consultation with outside counsel and independent financial advisors, constitutes or would reasonably be expected to lead to a Superior Company Proposal, (x) furnish information with respect to the Company to the person making such Company Takeover Proposal and its Representatives pursuant to a confidentiality agreement not materially less restrictive of the other party than the Confidentiality Agreement and (y) participate in discussions or negotiations with such person and its Representatives regarding any Company Takeover Proposal.

(d) Subject to Section 8.01(e), neither the Company Board nor any committee thereof shall (i) withdraw or modify, in a manner adverse to Parent or Sub or propose publicly to withdraw or modify, in a manner adverse to Parent or Sub, its approval or recommendation of this Agreement, the Merger and the Charter Amendment, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal (any of the actions or events described in clauses (i) or (ii), an “Adverse Recommendation Change”) or (iii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Company Takeover Proposal. Notwithstanding the foregoing, at any time prior to receipt of the Company Shareholder Approval, the Company Board may make an Adverse Recommendation Change in response to a Superior Company Proposal but only in accordance with Section 8.05(b); provided, that the Company shall have complied with all provisions thereof.

(e) The Company promptly (but in any event within 48 hours) shall advise Parent orally and in writing of any Company Takeover Proposal or, following the Solicitation Period End Date, any inquiry with respect to or that would reasonably be expected to lead to any Company Takeover Proposal, the identity of the person making any such Company Takeover Proposal or inquiry and the financial and other material terms of any such Company Takeover Proposal or inquiry. The Company shall (i) keep Parent reasonably informed of the status, including any change to the terms, of any such Company Takeover Proposal or inquiry and (ii) provide Parent as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided by the Company to any third party in connection with any Company Takeover Proposal that was not previously provided to Parent.

(f) Nothing contained in this Section 5.02 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure required under applicable Law (including accurate disclosure of the factual information regarding the business, financial condition or results of operations of the Company or the fact that a Company Takeover Proposal has been made, the identity of the party making such proposal or the terms of such proposal to the extent such factual information is required to be disclosed under applicable Law) to the Company’s shareholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable Law; provided, however, that in no event shall the Company, the Company Board or any committee thereof take, agree or resolve to take any action prohibited by Section 5.02(d). Notwithstanding anything in this Section 5.02, none of the Company, the Company Board or any committee thereof shall take, agree or resolve to take any action that would result in the Company’s shareholders no longer being legally capable under the GBCC of validly approving this Agreement, the Merger and the Charter Amendment.

(g) For purposes of this Agreement:

“Company Takeover Proposal” means (i) any proposal or offer for a merger, consolidation, share exchange, business combination, liquidation, dissolution, recapitalization, reorganization or other similar transaction involving the Company, (ii) any proposal for the issuance by the Company of over 20% of its equity securities as consideration for the assets or securities of another person, (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of the Company or (iv) any proposal or offer to lease, mortgage, pledge or otherwise transfer (including through any arrangement having substantially the same economic effect of a sale of assets) over 20% of the consolidated total assets of the Company, in a single transaction or a series of transactions, in each case other than the Transactions.

“Superior Company Proposal” means any bona fide written proposal made by a third party who is not a Covered Affiliate (nor may any such Covered Affiliate Participate in or with such third party or in such proposal) to acquire all the equity securities or substantially all of the assets of the Company (x) with respect to such a proposal made by a Solicited Person, for exclusively cash consideration and (y) with respect to such a proposal made by all other such third parties, for cash consideration and/or equity securities generally entitled to vote for the election of directors and listed on the New York Stock Exchange or the American Stock Exchange, or quoted on the Nasdaq National Market (or a successor to the Nasdaq National Market) (such equity securities, “Equity Securities”), and in any case pursuant to a tender offer or exchange offer, a merger or a consolidation, or a sale of all or substantially all of its assets, (i) on terms which the Company Board determines in good faith, after consultation with the Company’s financial advisors, to be more favorable from a financial point of view to the holders of Company Common Stock than the Transactions, taking into account any proposal by Parent to amend the terms of the Transactions or this Agreement (provided, that for purposes of determining the value of any Equity Securities in connection with assessing favorability from a financial point of view, the value of such Equity Securities (1) shall be deemed to be equal to the lower of (A) the average closing price for such securities for the 30 consecutive trading days ending on the day (the “Determination Date”) that immediately precedes the date on which a Superior Proposal Determination is made with respect to such Company Takeover Proposal and (B) the closing price of such Equity Securities on the Determination Date, and (2) except as specified in clause (1) shall be deemed not to include any other measure of value), (ii) that is not subject to any financing condition or contingency and (iii) that would reasonably be expected to be capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

ARTICLE VI

Additional Agreements

SECTION 6.01. Preparation of the Proxy Statement; Shareholders Meeting.

(a) The Company shall, as soon as reasonably practicable following the date of this Agreement, prepare and file with the SEC the Proxy Statement in preliminary form, and each of Parent and the Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company shall use its reasonable best efforts to prepare and file with the SEC the definitive Proxy Statement and to cause the definitive Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable following the date of this Agreement. If at any time prior to receipt of the Company Shareholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such an amendment or supplement. Notwithstanding the foregoing, prior to filing or mailing the preliminary or definitive Proxy Statement (or any amendment or supplement thereto) or responding to the comments of the SEC with respect thereto, the Company (i) shall provide Parent a reasonable opportunity to review and comment on such document or response and (ii) shall include in such document or response all reasonable comments proposed by Parent.

(b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date (which will be as promptly as reasonably practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders Meeting”) for the purpose of seeking the Company Shareholder Approval. The Company agrees that it shall postpone its 2006 annual meeting of shareholders until after the Company Shareholder Meeting has been held, unless such meeting is compelled pursuant to applicable Law. The Company shall, through the Company Board, recommend to its shareholders that they give the Company Shareholder Approval and shall take all lawful action to solicit the Company Shareholder Approval by the requisite vote of the Company’s shareholders, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by Section 5.02(d). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal or (ii) the making of any Adverse Recommendation Change.

SECTION 6.02. Access to Information; Confidentiality. The Company shall, and shall cause each of its subsidiaries to, afford to Parent and to the officers, employees, accountants, counsel, lenders, financial advisors and other representatives of Parent, reasonable access during normal business hours during the period prior to the Effective Time to all its and its subsidiaries’ properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request, which information shall be complete and correct in all material respects. The Company shall, within two business days of request therefor, provide to Parent the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act and any information to which a holder of Company Common Stock would be entitled under Part 1 of Article 16 of the GBCC (assuming such holder met the requirements of such section). All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated May 2, 2006 between the Company and Parent (the “Confidentiality Agreement”).

SECTION 6.03. Reasonable Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary Consents or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or any other Transaction Agreement to which it is a party or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Transaction Agreements to which it is a party; provided, however, that neither the Company nor Parent or Sub shall be required to consent to any action described in Section 7.02(c). In connection with and without limiting the foregoing, the Company and the Company Board shall (i) use their reasonable best efforts to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement or any other Transaction Agreement to which the Company is a party and (ii) if any state takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement or any other Transaction Agreement to which the Company is a party, use their reasonable best efforts to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by the Transaction Agreements to which the Company is a party. To the extent permitted by applicable Law relating to the exchange of information, the Company and Parent and their respective counsel shall have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other Transactions. The Company and Parent shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the Merger or the other Transactions.

(b) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality or Company Material Adverse Effect becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(c) The Company shall use its reasonable best efforts to assist and cooperate with Parent and Sub in connection with their efforts to obtain any financing utilized by Parent or Sub in connection with the consummation of the Transactions, including providing, in accordance with the terms of Section 6.02, reasonably required information relating to the Company and the Company Subsidiaries to the financial institution or institutions providing such financing and executing and delivering, and causing such Company Subsidiaries to execute and deliver, customary certificates or other documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to such financing as may be reasonably requested by Parent in connection with such financing; provided, however, that no obligation of the Company or any Company Subsidiary under any such certificate, document or instrument shall be effective until the Effective Time and none of the Company or any Company Subsidiary shall be required to pay any commitment or other similar fee or incur any other liability in connection with such financing prior to the Effective Time.

SECTION 6.04. Company Stock Options.

(a) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the stock plans of the Company (“Company Stock Plans”)) shall adopt such resolutions or take such other actions as are required to (A) adjust the terms of all outstanding Company Employee Stock Options and all outstanding Company stock appreciation rights (each a “Company SAR”) heretofore granted under any Company Stock Plan to provide that each Company Employee Stock Option (and any Company SAR related thereto) outstanding immediately prior to the Effective Time shall be canceled in exchange for a cash payment by the Company at the Effective Time of an amount equal to (i) the excess, if any, of (x) the Merger Consideration over (y) the exercise price per share of Company Common Stock subject to such Company Employee Stock Option, multiplied by (ii) the number of shares of Company Common Stock for which such Company Employee Stock Option shall not theretofore have been exercised and (B) cause the vesting of the Restricted Company Shares immediately prior to the Effective Time. As used herein, “Company Employee Stock Option” means any option to purchase shares of Company Common Stock granted to any employee, director, independent contractor or other service provider of the Company or any Company Subsidiary.

(b) All amounts payable pursuant to this Section 6.04 shall be subject to any required withholding of Taxes and shall be paid without interest as soon as practicable following the Effective Time. The Company shall use its best efforts to obtain all consents of the holders of the Company Employee Stock Options and the holders of the Restricted Company Shares as shall be necessary to effectuate the foregoing. Notwithstanding anything to the contrary contained in this Agreement, payment shall, at Parent’s request, be withheld in respect of any Company Employee Stock Option and Restricted Company Share until all necessary consents are obtained.

SECTION 6.05. Benefit Plans. (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor all Company Benefit Plans to which the Company or any Company Subsidiary is a party as in effect on the date hereof, to the extent such Company Benefit Plans are binding obligations of the Company or any Company Subsidiary. Nothing herein is intended to restrict, and neither the Company nor any Company Benefit Plan has taken or shall take any action that restricts, the Surviving Corporation’s right to terminate or amend any Company Benefit Plan in accordance with the terms thereof. Nothing in this Section 6.05, expressed or implied, shall be construed as giving any Person (including, without limitation, any employee or beneficiary thereof) other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement.

(b) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to honor in accordance with their respective terms (as in effect on the date of this Agreement), all the Company’s employment, severance and termination agreements, plans and policies disclosed in Section 6.05(b) of the Company Disclosure Letter.

(c) To the extent permitted under Section 409A of the Code, Parent shall cause any payments due to employees at Closing pursuant to the plans or agreements set forth on Section 6.05(c) of the Company Disclosure Letter to be paid in a lump sum at the Effective Time; provided, however, that payment of any “deferred compensation” to a “specified employee” (in each case, within the meaning of Section 409A of the Code and the published guidance thereunder) may be postponed until six months after the Effective Time solely to the extent necessary to avoid the imposition of tax under Section 409A of the Code.

SECTION 6.06. Indemnification, Exculpation and Insurance.

(a) Parent shall, to the fullest extent permitted by Law, cause the Surviving Corporation to honor all the Company’s obligations to indemnify the current or former directors, officers, employees or agents of the Company and the Company Subsidiaries (the “Covered Persons”) for acts or omissions by such Covered Persons occurring prior to the Effective Time to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company Charter, the Company Bylaws or individual indemnity or other agreements to which such Covered Persons are a party, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company Charter, the Company Bylaws and such individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such Covered Persons arising out of such acts or omissions. Parent shall, to the fullest extent permitted by Law, cause the Surviving Corporation to advance funds for expenses incurred by Covered Persons so indemnified in defending a civil or criminal action, suit or proceeding relating to the indemnification obligations referenced in the immediately preceding sentence in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that he or she is not entitled to the indemnification referenced in the immediately preceding sentence.

(b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance (such 300% amount, the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium.

(c) From and after the Effective Time, to the fullest extent permitted by Law, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless any Covered Person who acts or has acted as a fiduciary under any Company Benefit Plan (each an “Indemnified Party”) against all losses, claims, damages, liabilities, fees and expenses (including attorneys’ fees and disbursements), judgments, fines and amounts paid in settlement (in the case of settlements, with the approval of the indemnifying party (which approval shall not be unreasonably withheld)) (collectively, “Losses”), as incurred (payable monthly upon written request which request shall include reasonable evidence of the Losses set forth therein) to the extent arising from, relating to, or otherwise in respect of, any actual or threatened action, suit, proceeding or investigation, in respect of actions or omissions occurring at or prior to the Effective Time in connection with such Indemnified Party’s duties as an officer or director of the Company or any of its subsidiaries, including in respect of this Agreement, any other Transaction Agreement, the Merger and the other Transactions; provided, however, that an Indemnified Party shall not be entitled to indemnification under this Section 6.06(c) for Losses arising out of actions or omissions by the Indemnified Party constituting (i) a breach of this Agreement or any other Transaction Agreement, (ii) criminal conduct or (iii) any violation of federal, state or foreign securities laws.

(d) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the applicable obligations set forth in this Section 6.06.

(e) The Covered Persons (and their successors and heirs) are intended third party beneficiaries of this Section 6.06, and this Section 6.06 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby.

SECTION 6.07. Fees and Expenses.

(a) Except as provided in this Section 6.07, all fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) The Company shall pay to Parent the Termination Fee if: (i) the Company terminates this Agreement pursuant to Section 8.01(f); (ii) Parent terminates this Agreement pursuant to 8.01(d); or (iii) (A) after the date of this Agreement and prior to the termination of this Agreement pursuant to Article VIII, any person makes a Company Takeover Proposal or amends a Company Takeover Proposal made prior to the date of this Agreement, (B) this Agreement is terminated by either the Company or Parent pursuant to Section 8.01(b)(i) or Section 8.01(b)(iv) (but only if such Company Takeover Proposal is publicly announced at or prior to the time of the Company Shareholder Meeting) or by Parent pursuant to Section 8.01(c) and (C) within 12 months after the date of such termination the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by such Company Takeover Proposal. Solely for the purposes of clause (iii)(C) of the first sentence of this Section 6.07(b), the term “Company Takeover Proposal” shall have the meaning assigned to such term in Section 5.02(g), except that all references to “20%” shall be changed to “40%.” The term “Termination Fee” shall mean (i) $2,500,000 in the event this Agreement is terminated at or prior to the time of the Solicitation Period End Date and (ii) $5,000,000 in the event this Agreement is terminated after the time of the Solicitation Period End Date. Any Termination Fee due under this Section 6.07(b) shall be paid by wire transfer of same-day funds on the date of termination of this Agreement (except that in the case of termination pursuant to clause (iii) of the first sentence of this Section 6.07(b), such payment shall be made on the date of execution of such definitive agreement or, if earlier, consummation of such transactions). The Company acknowledges that the agreements contained in this Section 6.07(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay the amounts due pursuant to this Section 6.07(b) as and when due, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the amounts set forth in this Section 6.07(b), the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit together with interest on the amounts set forth in this Section 6.07(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. It is expressly acknowledged that in no event shall the Company be required to pay the fee referred to in this Section 6.07(b) on more than one occasion.

(c) If this Agreement is terminated by Parent as provided in Section 8.01(c), then the Company shall pay to Parent, forthwith upon demand by Parent, the Expenses incurred by Parent, up to $1,000,000 in the aggregate. “Expenses” means all reasonable out-of-pocket expenses (including reasonable fees and expenses payable to all banks, investment banking firms, other financial institutions, and other persons and their respective agents and counsel, for arranging or structuring the Transactions, and all reasonable fees of counsel, accountants, experts and consultants to Parent (in the case of Section 6.07(c)) or the Company (in the case of Section 6.07(d)), and all printing and advertising expenses) actually incurred by banks, investment banking firms, other financial institutions and other persons, and assumed by Parent (in the case of Section 6.07(c)) or the Company (in the case of Section 6.07(d)) in connection with the negotiation, preparation, execution and performance of this Agreement, the structuring of the Transactions and any agreements relating thereto; provided, however, that in no event shall the Company be obligated to reimburse any fees or expenses directly or indirectly attributable to the preparation and submission of the Notice of Intention to Nominate Candidates for Election to the Board of Directors of Jameson Inns, Inc. and to Propose Other Business, Including the Removal of Incumbent Directors by Cede & Co., on behalf of Argila, LLC, dated April 21, 2006 and addressed to the Company.

(d) If this Agreement is terminated by the Company as provided in Section 8.01(e), then Parent shall pay to the Company, forthwith upon demand by the Company, the Expenses incurred by the Company, up to $1,000,000 in the aggregate.

SECTION 6.08. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, shall use its reasonable best efforts to consult with each other before issuing, and, to the extent reasonably practicable, provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

SECTION 6.09. Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions shall be paid by either Sub or the Surviving Corporation, and the Company shall cooperate with Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

SECTION 6.10. Shareholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and its directors relating to any Transaction, and no such settlement shall be agreed to without Parent’s consent, which shall not be unreasonably withheld.

SECTION 6.11. Other Actions by Parent. Parent shall not, and shall use its reasonable best efforts to cause its affiliates not to, take any action that would reasonably be expected to result in any condition to the Merger set forth in Article VII not being satisfied.

ARTICLE VII

Conditions Precedent

SECTION 7.01. Conditions to Each Party’s Obligation To Effect The Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Shareholder Approval. The Company shall have obtained the Company Shareholder Approval.

(b) Antitrust. The waiting period (and any extension thereof), if any, applicable to the Merger under the HSR Act shall have been terminated or shall have expired. Any Consents, and filings under any Foreign Antitrust Law, the absence of which would prohibit the consummation of the Merger or would reasonably be expected to have a Company Material Adverse Effect, shall have been obtained or made.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition, subject to Section 6.03, each of the parties shall have used its best reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

SECTION 7.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company in Section 3.03, Section 3.17(d) and Section 3.18(g) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly related to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date) and (ii) the representations and warranties of the Company set forth in this Agreement that are qualified as to Company Material Adverse Effect or materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly related to an earlier date (in which case such representations and warranties qualified as to Company Material Adverse Effect or materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) No Litigation. There shall not be pending any Action by any Governmental Entity that has arisen after the date of this Agreement and has a reasonable likelihood of success, relating to the Merger (i) challenging the acquisition by Parent or Sub of any Company Common Stock, seeking to restrain or prohibit the consummation of the Merger or any other Transaction or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and the Company Subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Merger or any other Transaction, (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock purchased by it on all matters properly presented to the shareholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and the Company Subsidiaries or (v) which otherwise would reasonably be expected to have a Company Material Adverse Effect.

(d) Charter Amendment. Immediately prior to the Effective Time, the Charter Amendment shall have been duly filed with the Secretary of State of the State of Georgia and shall be in full force and effect.

(e) Dissent Shares. The amount of Dissent Shares shall not constitute more than 10% of the aggregate number of shares of Company Common Stock outstanding as of the date hereof.

SECTION 7.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Sub in this Agreement that are qualified as to Parent Material Adverse Effect or materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to Parent Material Adverse Effect or materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval:

(a) by mutual written consent of Parent, Sub and the Company;

(b) by either Parent or the Company:

(i) if the Merger is not consummated on or before December 31, 2006 (the “Outside Date”), unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger;

(ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(iii) if any condition to the obligation of such party to consummate the Merger set forth in Section 7.02 (in the case of Parent) or 7.03 (in the case of the Company) becomes incapable of satisfaction prior to the Outside Date; provided, however, that the failure of such condition is not the result of a material breach of any Transaction Agreement by the party seeking to terminate this Agreement; or

(iv) if, upon a vote at a duly held meeting to obtain the Company Shareholder Approval, the Company Shareholder Approval is not obtained;

(c) by Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b), and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach (provided that Parent is not then in material breach of any representation, warranty or covenant contained in any Transaction Agreement);

(d) by Parent:

(i) if the Company Board or any committee thereof makes an Adverse Recommendation Change;

(ii) if (A) the Company or any of its officers, directors, employees, representatives or agents takes any of the actions that would be proscribed by Section 5.02 but for the exceptions therein allowing certain actions to be taken pursuant to Section 5.02(c) or the second sentence of Section 5.02(d), unless such action has only an immaterial effect on Parent, or (B) the Company gives Parent a Superior Proposal Notice; or

(iii) if a tender offer or exchange offer relating to the shares of Company Common Stock shall have been commenced by any person and the Company shall not have sent to its shareholders pursuant to Rule 14e-2 under the Exchange Act, within 10 business days after such tender offer or exchange offer is first published, sent or made, a statement that the Company recommends rejection of such tender offer or exchange offer;

(e) by the Company, if Parent or Sub breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b), and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Parent of such breach (provided that the Company is not then in material breach of any representation, warranty or covenant in this Agreement); or

(f) by the Company prior to receipt of the Company Shareholder Approval in accordance with Section 8.05(b); provided, however, that the Company shall have complied with all provisions thereof.

SECTION 8.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than Section 3.14, the last sentence of Section 6.02, Section 6.07, Section 6.08, this Section 8.02 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the material and intentional breach by a party of any representation, warranty or covenant set forth in this Agreement.

SECTION 8.03. Amendment. Subject to Section 9.09, this Agreement may be amended by the parties at any time before or after receipt of the Company Shareholder Approval; provided, however, that after receipt of the Company Shareholder Approval, there shall be made no amendment that by law requires further approval by the shareholders of the Company without the further approval of such shareholders. Subject to Section 9.09, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 8.05. Procedure for Termination, Amendment, Extension or Waiver.

(a) A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or, to the extent permitted by law, the duly authorized designee of its Board of Directors.

(b) The Company Board may make an Adverse Recommendation Change pursuant to Section 5.02(d) or the Company may terminate this Agreement pursuant to Section 8.01(f), in each case, at a time prior to receipt of the Company Shareholder Approval only if: (1) the Company Board has received a Superior Company Proposal; (2) in light of such Superior Company Proposal the Company Board shall have determined in good faith after consultation with outside counsel, that the failure of the Company Board to make an Adverse Recommendation Change would be inconsistent with the exercise of its fiduciary duties under applicable Law (any such determination, a “Superior Proposal Determination”); (3) the Company has notified Parent in writing that it has made a Superior Proposal Determination (any such notice, a “Superior Proposal Notice”) and provided Parent a copy of the document and/or agreement providing for the Superior Company Proposal (including any other documents or agreements referred to in or entered into in connection with the Superior Company Proposal relating thereto); (4) at least five business days following receipt by Parent of the Superior Proposal Notice (such time period, the “Notice Period”), and taking into account any revised proposal (including any proposal to amend the terms of the Transactions or this Agreement) made by Parent since receipt of the Superior Proposal Notice, such Superior Company Proposal remains a Superior Company Proposal and the Company Board has again made a Superior Proposal Determination; (5) the Company is in compliance, in all material respects, with Section 5.02; (6) in the case of a termination by the Company of this Agreement pursuant to Section 8.01(f), the Company has previously paid the Termination Fee due under Section 6.07; (7) in the case of a termination by the Company of this Agreement pursuant to Section 8.01(f), the Company Board concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Company Proposal; and (8) Parent is not at such time entitled to terminate this Agreement pursuant to Section 8.01(c) or Section 8.01(d)(ii)(A). The Company acknowledges and agrees that each successive modification to the financial terms or other material terms of a Company Takeover Proposal that is determined to be a Superior Company Proposal shall be deemed to constitute a new Superior Company Proposal for purposes of this Section 8.05(b) and shall trigger a new Notice Period.

ARTICLE IX

General Provisions

SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Sub, to:

Argila, LLC

1650 Tysons Boulevard

Suite 1600

McLean, VA 22102

Telecopy No.: (703) 714-8107

Attention: President

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, New York 10036

Telecopy No.: (212) 326-2061

Attention: Drake S. Tempest

(b)	if to the Company, to:

Jameson Inns, Inc.

41 Perimeter Center East, Suite 400

Atlanta, Georgia 30346

Telecopy No.: (770) 901-9203

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Jones Day

1420 Peachtree Street N.E.

Suite 800

Atlanta, Georgia 30309

Telecopy No.: (404) 581-8330

Attention: Lizanne Thomas

SECTION 9.03. Definitions. For purposes of this Agreement:

An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

A “Company Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition, prospects or results of operations of the Company and the Company Subsidiaries, taken as a whole, other than any event, change, effect, development, condition or occurrence arising out of or relating to (i) general economic or political conditions in the United States of America or (ii) conditions generally affecting industries in which any of the Company or the Company Subsidiaries operates (except, in the case of clauses (i) and (ii) above, if the event, change, effect, development, condition or occurrence materially and disproportionately impacts the business, assets, financial condition, prospects or results of operations of the Company and the Company Subsidiaries, taken as a whole), (b) the ability of the Company to perform its obligations under this Agreement or (c) the ability of the Company to consummate the Merger and the other Transactions to be performed or consummated by the Company.

A “Parent Material Adverse Effect” means a material adverse effect on the ability of Parent or Sub to consummate the Merger and the other Transactions.

A “person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

SECTION 9.04. Interpretation; Company Disclosure Letter. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges and agrees is the result of extensive negotiations among the parties. Any matter disclosed in any section of the Company Disclosure Letter shall be deemed disclosed only for the purposes of the specific Sections of this Agreement to which such section relates.

SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 9.07. Entire Agreement; No Third-Party Beneficiaries. The Transaction Agreements, taken together with the Company Disclosure Letter, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for the provisions of Section 6.06, as to which any Covered Person shall constitute a third party beneficiary and such section shall be enforceable thereby, are not intended to confer upon any shareholder, employee, director, officer or other person other than the parties hereto any rights or remedies. Notwithstanding clause (b) of the immediately preceding sentence, following the Effective Time the provisions of Article II shall be enforceable by holders of Certificates.

SECTION 9.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York applicable to agreements made and to be performed wholly within such State, except to the extent the provisions of the GBCC or the DGCL are mandatorily applicable to the Merger or the provisions of the GBCC are mandatorily applicable to the Charter Amendment.

SECTION 9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. In the event that Sub assigns all its rights, interests and obligations under this Agreement pursuant to the preceding sentence to any Code Subchapter C corporation that is a direct or indirect wholly owned subsidiary of Parent organized under the laws of Georgia, all references to the Secretary of State of the State of Delaware and the DGCL shall be deemed deleted and the term “Certificates of Merger” shall be deemed to refer only to the Georgia Certificate of Merger. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Georgia state court or any Federal court located in the State of Georgia, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Georgia state court or any Federal court located in the State of Georgia in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement in any court other than any Georgia state court or any Federal court sitting in the State of Georgia and (d) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

ARGILA, LLC

By	/s/ Alex Gilbert
Name:	Alex Gilbert
Title:	Principal

WHISKEY MERGER CORP.

By	/s/ Alex Gilbert
Name:	Alex Gilbert
Title:	President

JAMESON INNS, INC.

By	/s/ Thomas W. Kitchin
Name:	Thomas W. Kitchin
Title:	Chief Executive Officer

EXHIBIT A

FORM OF CHARTER AMENDMENT

AMENDMENT TO

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

JAMESON INNS, INC.

1. Amendment. The Amended and Restated Articles of Incorporation of Jameson Inns, Inc. (the “Company”) are hereby amended as follows:

A.	Article IV Section C paragraph 4 is deleted in its entirety.

B.	Article IV Section C paragraph 5 is deleted in its entirety.

C.	Article IV Section C paragraph 6 is deleted in its entirety.

D.	Article IV Section D is deleted in its entirety.

E.	Article IV Section E is deleted in its entirety.

F.	Article IV Section F is renumbered to Section D.

G.	Article IV Section G is renumbered to Section E.

2. Shareholder Approval. The amendments set forth in paragraph 1 of this Amendment have been approved by the shareholders in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code.

3. Effective Date. The amendments set forth in paragraph 1 will take effect upon the filing of this Amendment to the Amended and Restated Articles of Incorporation with the Secretary of State of the State of Georgia in accordance with the provisions of Section 14-2-1007 of the Georgia Business Corporation Code.

A-1

EXHIBIT B

FORM OF ARTICLES OF INCORPORATION

OF

SURVIVING CORPORATION

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is JAMESON INNS, INC.

ARTICLE II

The address of the Corporation’s initial registered office in the State of Georgia is 1950 Century Boulevard, N.E., Suite 25, Atlanta, Georgia 30345-3317. The name of the registered agent of the Corporation at such address is Steven A. Curlee. The mailing address of the initial principal office of the Corporation is 1950 Century Boulevard, N.E., Suite 25, Atlanta, Georgia 30345-3317.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Code of the State of Georgia.

ARTICLE IV

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock having the par value of $0.10 per share.

ARTICLE V

The number of directors of the Corporation shall be fixed from time to time by resolution adopted by the Board of Directors of the Corporation.

A-2

ARTICLE VI

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VII

Unless and except to the extent that the Bylaws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VIII

To the fullest extent from time to time permitted by law, no director of the Corporation shall be personally liable to any extent to the Corporation or its shareholders for monetary damages for breach of his fiduciary duty as a director.

ARTICLE IX

Each person who is or was or had agreed to become a director or officer of the Corporation, and each such person who is or was serving or who had agreed to serve at the request of the Corporation as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified by the Corporation to the fullest extent permitted from time to time by applicable law.

The Company Disclosure Letter has been omitted, and the Registrant agrees to furnish supplementally a copy of the omitted letter to the SEC upon its request.